ACQUISITION PURSUANT TO RULE 10F-3

Fund Name:
FBR Small Cap Financial

Item #
Criteria
Response
1
Date of Purchase
12/16/2010
2
Amount of purchase
$1,000,000.00
3
Purchase price
$10.00
4
Issuer
Capital Federal Financial
5
Security type
Common Stock
6
Offering
Secondary
7
Offering price
$10.00
8
Total offering
 118,150,000 shares
9
Underwriting spread
$0.45 per share
10
Years of operations
 10 + years
11
% of offering purchased by

    Fund
0.0846%

    Affiliated funds
N/A
12
% of Fund Assets
0.3736%
13
Underwriter from whom purchased
Sandler O’Neill & Partners, LP
14
Members of underwriting syndicate
FBR Capital Markets & Co.;
Seymour Pierce, and American Capital (selling group managers)
15
Investment manager or co-manager
Keefe Bruyette, Morgan Keegan, RBC Capital Markets, Sterne Agee and Stifel Nicolaus (Co-managers)
16
Firm commitment underwriting
Best efforts
17
Registered with SEC?
Yes